Exhibit (a)(1)(D)
COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE
CHANGED YOUR MIND AND YOU DO NOT WANT TO AMEND SOME OR ALL OF
YOUR ELIGIBLE OPTIONS
SUPERIOR INDUSTRIES INTERNATIONAL, INC.
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
WITHDRAWAL FORM
     You previously received (1) the Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”); (2) the Cover Email to All Eligible Option Holders; (3) the Election Form; (4) and this Withdrawal Form. You signed and returned the election form, in which you elected to ACCEPT Superior’s offer (the “Offer”) for some or all of your eligible options (“Eligible Options”). You should submit this form only if you now wish to change that election and REJECT Superior’s Offer for some or all of your Eligible Options.
     To withdraw your election to accept the Offer for some or all of your Eligible Options, you must sign, date and deliver this withdrawal form on or before 5:00 p.m., Pacific Time, on Wednesday, August 29, 2007. You should note that if you withdraw your acceptance of the Offer, you will not receive amended options in replacement for the withdrawn Eligible Options and such Eligible Options will not be amended and you will not receive any cash payments for them. You will keep all of the Eligible Options that you withdraw. These Eligible Options will continue to be subject to the terms and conditions of the Superior 1993 Stock Option Plan or 2003 Equity Incentive Plan, as applicable, under which they were granted.
     You may change this withdrawal and again elect to accept the Offer for some or all of your Eligible Options by delivering a new election form to Cathy Buccieri on or before 5:00 p.m., Pacific Time, on Wednesday, August 29, 2007. The election form must be delivered via facsimile, email attachment, hand delivery, U.S. mail or Federal Express (or similar method) at the numbers or addresses listed below. Delivery to any other facsimile number, email address or mail address will not be accepted.
     The only permissible delivery methods are: (1) Facsimile to: (818) 902-2506; (2) Email, with all required attachments in PDF or TIFF format, to: options@supind.com; or (3) U.S. mail, overnight delivery or hand delivery to: Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406, 818-902-2701, Attention: Cathy Buccieri.

     Please check the appropriate box:
☐	I wish to withdraw my election to accept the Offer for all of my Eligible Options and instead REJECT the Offer. I do not wish to accept the Offer for any option grants.

OR

☐	I wish to withdraw my election to accept the Offer for each of the option grants listed below (and on any additional sheets which I have attached to this form). I still wish to accept the Offer for the rest of the Eligible Options listed on the last properly submitted election form.

Option ID Number (see Addendum)	Option Date (see Addendum)

Please sign this withdrawal form and print your name exactly as it appears on the election form.

Option Holder Signature

Option Holder Name (Please print)	Corporate Email Address or	Date
Current Valid Email Address
RETURN NO LATER THAN
5:00 P.M., PACIFIC TIME, ON WEDNESDAY, AUGUST 29, 2007

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
INSTRUCTIONS TO THE WITHDRAWAL FORM
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1.	Delivery of Withdrawal Form.
     A properly completed and executed original of this withdrawal form must be received by the Company, on or before 5:00 p.m., Pacific Time, on Wednesday, August 29, 2007 (referred to as the expiration of the offer). If Superior extends the offer, this withdrawal form must be received by the Company by the date and time of the extended expiration of the offer.
     The delivery of all required documents, including withdrawal forms and any new election forms, is at your risk. Delivery will be deemed made only when actually received by the Company. In all cases, you should allow sufficient time to ensure timely delivery. Superior intends to confirm the receipt of your withdrawal form by email within two U.S. business days; if you have not received such an email confirmation of receipt, it is your responsibility to ensure that your withdrawal form has been received by the Company. Only responses that are complete, signed and actually received by the Company by the deadline will be accepted. Responses may be submitted via facsimile, attachments to email, United States mail (or other post) and Federal Express at the numbers or addresses listed below. Delivery to any other facsimile number, email address or mail address will not be accepted.
     The only permissible delivery methods are: (1) Facsimile to: (818) 902-2506; (2) Email, with all required attachments in PDF or TIFF format, to: options@supind.com; or (3) U.S. mail, overnight delivery or hand delivery to: Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406, 818-902-2701, Attention: Cathy Buccieri.
     You should note that any options for which you previously elected to accept this offer, but did not withdraw from the offer, will remain bound by your prior election form.
     Although by submitting a withdrawal form you have withdrawn from the offer some or all the options for which you previously chose to accept the offer, you may change your mind and re-elect to accept the offer for the withdrawn options until the expiration of the offer. You should note that you may not rescind any withdrawal and any eligible options withdrawn will be deemed not to have had proper elections made for purposes of the offer, unless you properly re-elect to amend those options before the expiration of the offer. Re-elections for options may be made at any time before the expiration of the offer. If Superior extends the offer beyond that time, you may re-elect for your options at any time until the extended expiration of the offer. To re-elect for some or all of the withdrawn options, you must deliver a later dated and signed election form with the required information according to the delivery instructions above while you still have the right to participate in the offer. You will not be deemed to have made a proper election for your options for purposes of the offer unless you deliver, prior to the expiration of the offer, a new election form following the procedures described in the instructions to the election form. This new election form must be signed and dated after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled

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out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election or withdrawal form received by us prior to the expiration of the offer.
     Superior intends to confirm the receipt of your election form and/or any withdrawal form by email within two U.S. business days. If you have not received an email confirmation that Superior has received your response, you must confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after two U.S. business days have elapsed, you may email options@supind.com or contact Cathy Buccieri at 818-902-2701. Although it is Superior’s intent to send you an email confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the withdrawal of your election to amend your options.
2.	Signatures on this Withdrawal Form.
     If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.
     If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Superior of the authority of that person to act on your behalf must be submitted with this withdrawal form.
3.	Other Information on this Withdrawal Form.
     In addition to signing this withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include your current corporate email address, or if no corporate email address is applicable, then a current email address at which you can be contacted.
4.	Requests for Assistance or Additional Copies.
     If you have any questions or requests for assistance, as well as requests for additional copies of the Offer to Amend, the election form or this withdrawal form please email options@supind.com or contact Robert A. Earnest at 818-781-4973. Copies will be furnished promptly at Superior’s expense.
5.	Irregularities.
     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any withdrawal forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any withdrawal forms that we determine are not in good order or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any

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defect or irregularity in any withdrawal form or for any particular option holder, provided that if we grant any such waiver, it will be granted for all option holders and options for which elections have been made. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
Important: The withdrawal form together with all other required documents must be received by the Company, no later than 5:00 p.m., Pacific Time, on Wednesday, August 29, 2007.
6.	Additional Documents to Read.
     You should be sure to read the Offer to Amend and all documents referenced therein, before making any decisions regarding participation in, or withdrawal from, the offer.
7.	Important Tax Information.
     You should refer to Section 14 of the Offer to Amend, which contains important U.S. federal tax information. We also recommend that you consult with financial, legal and/or tax advisors regarding the personal tax consequences of this offer to you before deciding whether or not to participate in this offer. If you have general questions about the terms of this offer or requests for general tax information about this offer, please email options@supind.com or contact Robert A. Earnest at 818-781-4973.

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